KYLE L. TINGLE, CPA, LLC

To the Board of Directors

Searchlight Minerals Corp.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2011, in the registration statements (Nos. 333-106624, 333-85984 and 333-169994) on Form S-8 and (Nos. 333-132929, 333-163502 and 333-169993) Form S-3, of Searchlight Minerals Corp., of our report dated April 10, 2006, except for Note 2, which is dated October 23, 2006 and Notes 1, 3, 4 and 13, which are dated July 7, 2008, with respect to the balance sheet as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the year then ended, including inception cumulative data prospectively from January 14, 2000 (date of inception) through December 31, 2005, relating to the financial statements, which appears in this Form 10-K.

/s/ KYLE L. TINGLE, CPA, LLC

Las Vegas, Nevada

April 12, 2012